Exhibit 99.1

N E W S R E L E A S E		Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-231-6895 (h)
Angeline Protogere 317-838-1338 (w) 317-298-3090 (h)

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE – April 27, 2004

CINERGY REPORTS FIRST QUARTER EARNINGS,
REMAINS ON TRACK TO REACH 2004 EARNINGS TARGET

CINCINNATI – Cinergy Corp. (NYSE:CIN) today reported first quarter 2004 earnings of $0.68 per share on a diluted basis, compared with earnings of $0.95 per share on a diluted basis in the first quarter 2003.  Excluding a net gain of $0.15 per share in the first quarter of 2003 for the cumulative effect of changes in accounting principles, first quarter earnings for 2004 were down $0.12 per share from the previous year.

First quarter earnings from the Regulated Businesses segment were $0.43 per share in 2004, matching the $0.43 per share from a year earlier.  Increased electric retail sales volumes during the quarter were driven by a three percent increase in non-residential sales as compared to the first quarter of 2003.  However, milder weather and higher depreciation and operating expenses offset the increase in electric sales.  Heating degree days for the quarter were down eight percent from the same quarter last year.

First quarter earnings from the Commercial Businesses segment were $0.26 per share in 2004 compared with $0.55 in the same period in 2003.  Excluding the $0.15 per share variance for the changes in accounting principles, the segment earnings decreased by $0.14 per share.  The decrease was primarily attributable to lower margins in the wholesale gas business, which had experienced record earnings in the first quarter of 2003.  Also contributing to the decrease were higher operating, fuel and emission allowance expenses.  These decreases were partially offset by increased margins in our wholesale power business, increased earnings from the company’s energy services businesses and lower depreciation expense.

(more)

The Power Technology and Infrastructure Services segment lost $0.01 per share, a $0.02 per share improvement from the prior year.

“We are pleased that we could deliver solid first quarter results despite milder weather and anticipated lower earnings in our wholesale gas business,” said James E. Rogers, chairman, president and chief executive officer.   “We remain on track to reach our 2004 earnings target of $2.65 to $2.80 per share.”

A decision from the Indiana Utility Regulatory Commission is expected by the end of May on PSI Energy’s application for a rate increase of approximately 14 percent primarily reflecting the addition of peaking plants, the repowering of the Noblesville Generating Station increasing its capacity, capital investments to meet new emission reduction requirements for nitrogen oxides and capital improvements to the transmission and distribution system.

The Public Utilities Commission of Ohio has set a hearing date of May 17, 2004 on a filing that it requested by The Cincinnati Gas & Electric Co. to extend the transition period for electric competition while providing rate certainty to customers and reasonable revenue levels for the company.  On April 15, CG&E filed its testimony supporting the plan which would allow the company to recognize in rates beginning in 2005 costs associated with certain items, such as environmental compliance, fuel and homeland security, subject to an annual cap, through 2008.

On April 26, Cinergy successfully placed two senior unsecured revolving credit facilities with an aggregate borrowing capacity of $1.5 billion, consisting of a $500 million 364-day facility and a $1 billion three-year facility.  The new facilities replaced the existing $1 billion in revolving credit capacity that was set to expire within the next week.

(more)

In the first quarter, the company announced two joint ventures with Current Communications Group LLC to begin commercial offerings of broadband Internet service over powerlines.  The service will be offered to customers in the regulated service areas of Cinergy’s utility operating companies by one joint venture and to municipal utilities and rural electric cooperatives by the second.  The two ventures target a potential market of approximately 25 million customers, much of which is in areas traditionally underserved by other broadband providers.  Cinergy’s cumulative investment in Current Communications is $10 million.

Cinergy and The Mission Responsibility Through Investment Committee of the Presbyterian Church (USA) announced in February a collaborative effort to produce a report that will address rising regulatory, competitive and public pressures related to carbon dioxide and other emissions.  The report will discuss how Cinergy is responding to these issues and will be reviewed by the company’s public policy committee of its board of directors.  It is expected to be completed in early fall of 2004.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated delivery operations in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated operations own 7,000 megawatts of generation.  Cinergy’s commercial business unit is a Midwest leader in low-cost generation owning 6,300 megawatts of capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  The “into Cinergy” power-trading hub is one of the most liquid trading hubs in the nation.

(more)

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated financial information for the first quarter 2004.

(more)